SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

13d-2(a)

(Amendment No. 5)

HUGHES TELEMATICS, INC.

(Name of Issuer)

Common Stock, par value $0.0001

(Title of Class of Securities)

73104R102

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 26, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Communications Investors LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo German Partners V GmbH & Co. KG

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Verwaltungs V GmbH

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management V, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF V Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person PLASE HT, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Investment Fund V (PLASE), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors V, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management V, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person CO

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 73104R102		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

This Amendment No. 5 to Schedule 13D is filed by (i) Communications Investors LLC, a Delaware limited liability company, (ii) Apollo German Partners V GmbH & Co. KG, a limited partnership registered in Germany, (iii) Apollo Verwaltungs V GmbH, a limited liability company registered in Germany, (iv) Apollo Management V, L.P., a Delaware limited partnership, (v) AIF V Management LLC, a Delaware limited liability company, (vi) Apollo Management, L.P., a Delaware limited partnership, (vii) Apollo Management GP, LLC, a Delaware limited liability company, (viii) Apollo Management Holdings, L.P., a Delaware limited partnership, (ix) Apollo Management Holdings GP, LLC, a Delaware limited liability company, (x) PLASE HT, LLC, a Delaware limited liability company, (xi) Apollo Investment Fund V (PLASE), L.P., a Delaware limited partnership, (xii) Apollo Advisors V, L.P., a Delaware limited partnership, (xiii) Apollo Capital Management V, Inc., a Delaware corporation, (xiv) Apollo Principal Holdings I, L.P., a Delaware limited partnership, and (xv) Apollo Principal Holdings I GP, LLC, a Delaware limited liability company, and supplements and amends the Statement on Schedule 13D filed on April 10, 2009, Amendment No. 1 to Schedule 13D filed on February 16, 2010, Amendment No. 2 to Schedule 13D filed on June 10, 2011, Amendment No. 3 to Schedule 13D filed on October 12, 2011 and Amendment No. 4 to Schedule 13D filed on June 7, 2012, with respect to the common stock, par value $0.0001 (the “Common Stock”) of Hughes Telematics, Inc. (the “Issuer”).  The entities identified in (i) through (xv) above are collectively referred to herein as the “Reporting Persons.”

Unless otherwise indicated, each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Statement on Schedule 13D filed on April 10, 2009, as amended.

Responses to each item of this Amendment No. 5 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.	Security and Issuer

Item 2.	Identity and Background

Item 3.	Source and Amount of Funds or Other Consideration

Item 4.	Purpose of Transaction

Item 4 is hereby amended and supplemented as follows:

On July 26, 2012, Verizon Telematics Inc., a Delaware corporation (“Merger Sub”), merged with and into Hughes Telematics, Inc., a Delaware corporation (the “Issuer”) pursuant to the Agreement and Plan of Merger dated June 1, 2012 (the “Merger Agreement”) among the Issuer, Merger Sub and Verizon Communications Inc., a Delaware corporation (“Verizon”).  Upon the closing of the Merger Agreement on July 26, 2012, Merger Sub merged with and into the Issuer (the “Merger”), the separate corporate existence of Merger Sub ceased, and the Issuer continued as the surviving corporation and a wholly-owned subsidiary of Verizon.  Upon the consummation of the Merger, all of the Issuer’s common stock owned of record by Communications Investors LLC (“Communications Investors”), PLASE HT, LLC (“PLASE”) and Apollo Management V, L.P. (“Management V”) that were not currently in escrow were converted into the right to receive $12.00 in cash per share.  The outstanding shares of the Issuer’s common stock that were held of record by Communications Investors and PLASE, but were held in escrow as of July 26, 2012, were canceled without any consideration being paid for such shares.  In addition, the outstanding warrant for the purchase of shares of common stock of the Issuer that was held of record by PLASE was canceled and converted into the right to receive an amount in cash equal to the sum of $12.00 minus the exercise price per share of the warrant, multiplied by the number of shares that were available to be purchased under the warrant.

Item 5.	Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented as follows:

On July 26, 2012 (the “Merger Date”), all of the shares of Common Stock of the Issuer held of record by Communications Investors, PLASE and Management V that were not held in escrow as of the Merger Date were cancelled and converted into the right to receive $12.00 per share in cash pursuant to and upon the closing of the Merger.  All of the shares of Common Stock of the Issuer held of record by Communications Investors and PLASE that were held in escrow as of the Merger Date were canceled without any consideration being paid for such shares.  In addition, the Warrant to purchase 3,000,000 shares of the Issuer’s Common Stock held by PLASE was cancelled and converted into the right to receive an amount in cash equal to the sum of $12.00 minus the exercise price per share of the warrant, multiplied by the number of shares that were available to be purchased under the warrant.  Following such cancellations, and the conversion as described of certain of the shares and the Warrant into the right to receive cash, none of the Reporting Persons holds any shares of Common Stock of the Issuer.

(a) See the information contained on the cover pages to this Amendment No. 5 to Schedule 13D which is incorporated herein by reference.

(b) See the information contained on the cover pages to this Amendment No. 5 to Schedule 13D which is incorporated herein by reference.

(c) There have been no reportable transactions with respect to the Common Stock of the Issuer within the last 60 days by the Reporting Persons, except as described in this Amendment No. 5 to Schedule 13D.

(d) Not applicable.

(e) July 26, 2012

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7.	Material to be Filed as Exhibits

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Date:	July 30, 2012	COMMUNICATIONS INVESTORS LLC

		By:	Apollo Management V, L.P.
Its Manager

			By:	AIF V Management, LLC
Its General Partner

				By:	Apollo Management, L.P.
Its sole Member/Manager

					By:	Apollo Management GP, LLC
Its General Partner

					By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

PLASE HT, LLC

		By:		Apollo Investment Fund V (PLASE), L.P.
Its Manager

				By:	Apollo Advisors V, L.P.
Its General Partner

					By:	Apollo Capital Management V, Inc.
Its General Partner

					By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INVESTMENT FUND V (PLASE), L.P.

		By:	Apollo Advisors V, L.P.
Its General Partner

			By:	Apollo Capital Management V, Inc.
Its General Partner

				By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO GERMAN PARTNERS V GMBH & CO. KG

By:	Apollo Advisors V, L.P.
Its Managing Limited Partner

	By:	Apollo Capital Management V, Inc.
Its General Partner

		By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO VERWALTUNGS GMBH

By:		/s/ Johannes Schoenfeldt
Johannes Schoenfeldt

APOLLO ADVISORS V, L.P.

By:	Apollo Capital Management V, Inc.
Its General Partner

	By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO CAPITAL MANAGEMENT V, INC.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT V, L.P.

By:	AIF V Management, LLC
Its General Partner

	By:	Apollo Management, L.P.
Its sole Member/Manager

		By:	Apollo Management GP, LLC
Its General Partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF V MANAGEMENT, LLC.

By:	Apollo Management, L.P.
Its sole Member/Manager

	By:	Apollo Management GP, LLC
Its General Partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT GP, LLC

By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President